UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 8, 2008

TraceGuard Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-50329	98-0370398
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Madison Avenue, 9th Floor, New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (866) 401-5969

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement of communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
□	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 8, 2008, TraceGuard Technologies, Inc. (the “Company”) appointed Avi Kostelitz as its President. The Company previously disclosed Mr. Kostelitz’s appointment as Chief Executive Officer, and provided related disclosure, in its Current Report on Form 8-K filed with the Securities and Exchange Commission on January 8, 2008.

(d) On January 8, 2008, the Company appointed Mr. Kostelitz and Efi Oshaya to its Board of Directors (the “Board”). Messrs. Kostelitz and Oshaya were appointed to the Board by a unanimous vote of the directors of the Board, in accordance with Section 2.7 of the Company's Bylaws, which allows vacancies on the Board to be filled by the majority of the existing directors of the Board. The vacancies resulted from an increase of the size of the Board from three to five directors, in accordance with Section 2.2 of the Company’s Bylaws, which allows the Board to set the number of directors on the Board.

Mr. Oshaya owns 72,000 units of the Company, each "unit" consisting of one share of the Company’s common stock (“Common Stock”), $.001 par value per share, one warrant to purchase one share of Common Stock with an exercise price of $1.50 and an exercise period of one year, and one warrant to purchase one share of Common stock with an exercise price of $2.50 and an exercise period of three years. These units were purchased from the Company by a holding company in a private placement on March 26, 2007, for an aggregate purchase price of $50,400, or $0.70 per unit, and were subsequently distributed to Mr. Oshaya by such holding company in redemption of his interest in such units, pursuant to a stock purchase agreement dated May 25, 2007. The original issuance of these units was disclosed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 8, 2008

TRACEGUARD TECHNOLOGIES, INC.

	By:	/s/ David Ben-Yair
Name: David Ben-Yair
Title: Chief Financial Officer